L & L ENERGY, Inc.

L&L

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into on September 8, 2010 between L & L Energy Inc. ("L & L" or the "Company") and Paul Cheng (the "Executive").

RECITALS

A. L & L Energy Inc. was founded in 1995 and headquartered in Seattle, Washington. L & L focuses on serving the vast energy needs of the Chinese market and is quoted on NASDAQ.

B. L & L wishes to employ Executive, and Executive wishes to serve in a position may have the access to, and requiring knowledge of, L & L's proprietary and commercially valuable information, including financial information and trade secrets.

AGREEMENTS

NOW, THEREFORE, in consideration of Executive's employment by L & L and the other mutual covenants in this Agreement, the parties agree as follows:

1. Employment At Will: L & L shall employ Executive, and Executive shall serve as an employee of L & L, on the terms and conditions in this Agreement. The starting date of employment is on October 5th, 2010. Executive's employment under this Agreement shall be "at will." Executive's employment can be terminated by either Executive or L & L at any time, with or without cause. No representative of L & L, except the CEO and upon a written agreement, has the authority to make any assurances to the contrary. Nothing in this Agreement or any other L & L document is intended to alter this relationship, and Executive acknowledges that L & L has made no promises of specific treatment in specific situations.

2. Duties: Executive shall serve as Chief Accounting Officer of L & L. Executive shall report directly to the CEO. A copy of the current job description has been provided to Executive and is set forth in Exhibit II, attached hereto. Executive agrees to perform other duties, as may be assigned by the CEO from time to time.

Executive shall devote his/her full time, energies, and best efforts to L & L duties under this Agreement. In performing duties under this Agreement, Executive shall observe the highest standards of ethical, personal and professional conduct, adhere to L & L's Employee Handbook and other policies and procedures (whether existing or adopted in the future) and comply with all legal requirements.

3. Compensation/Benefits: Executive shall receive compensation and benefits as follows:

(a) Base Salary: Executive shall receive a base salary ("Base Salary") at an annual rate of US$200,000. Executive's Base Salary may be reviewed in accordance with L & L's regular compensation practices. Base Salary shall be paid on a monthly basis in accordance with the L & L's standard payroll practices. All payments shall be subject to applicable employee withholding taxes and deductions.

(b) Annual Bonus: Executive shall be considered for an annual bonus of up to six (6) months of Base Salary. The amount of such Bonus, if any, is solely at L & L's discretion. Factors that Company may consider include the actual performance of Executive's work in particular, timely filings of SEC reporting and early release of auditor's clean opinions, and financial and operational results of L & L.

(c) Signing Bonus: A signing bonus grant of 5,000 shares of Company's common stock to Executive and will be granted on the seventh-month of employment.

(d) Benefits: To the extent L & L provides benefits to its employees, Employee will be entitled to participate in such benefit plans or programs. Eligibility criteria for these benefits, along with other guidelines, are found in plan benefit documents made available to employees. L & L, in its sole discretion, may modify or discontinue any benefits to its employees.

(e) Equity Participation: Subject to Board approval, 120,000 shares of the Company's common stock in the form of incentive stock options ("ISO") are granted to you, and shall vest over a 3-year period, as follows: 33% equal to 39,600 options shall vest at the end of twelve (12) months of your service; and additional 33% or 39,600 options shall vest at the end of the twenty-four (24) months of your service and 34% or 40,800 options shall vest at the end of the thirty-six (36) months of your service ("Stock Option Award"). The vesting period starts from October 5, 2010. The exercise price of an option to purchase one share of the Company's common stock shall be $0.50 per share above the market closing price on the date of the grant. The Stock Option Award will be documented by delivery to you of a Stock Option Grant Agreement and subject to the

terms and conditions of the Company's Stock Incentive Plan. An interest free loan will be made available to facilitate your converting warrants into shares, to ensure you need not to

(f) Pay cash to secure your entitled 120,000 LLEN common shares. Loan will be repaid on a pro-rata basis upon your selling of the LLEN shares. Warrant may include a cashless exercise feature instead of obligation the company to lend.

(g) Expenses: Executive shall be reimbursed for all necessary and reasonable expenses properly incurred in connection with L & L duties, and in accordance with L & L policies and procedures, upon presentation of such documentation as L & L may require.

(h) Location of Work: Giving Executive's home-base in California and to ensure your department running smoothly, the Company expects you to use your best judgment on your time management between locations.

a. Spend substantial time in person in the first six months to bond, manage and train your team.
b. Set aside time for regular travel thereafter.
c. Plan your travel budget prudently and in advance.
d. Be reasonably available for people in different time zones.
e. Provides structure and prevents gaps in communication.
f. Drive and sustain your staff's energy, be reasonably available at odd hours and initiate communication.

4) Termination Without Cause, Resignation by Executive for Good Reason or Resignation as a Result of Change of Control: In no way limiting L & L's policy of employment at-will, if Employee's employment is terminated (i) by L & L without Cause, (ii) by Employee for Good Reason, or (iii) by Employee as a result of change of control, and other than as a result of Employee's death or disability, L & L will provide certain benefits to Employee as specified below in addition to unpaid Base Salary (per item 3 (a)), Annual Bonus (per item 3 (b)) and Benefits (per item 3 (e)) earned up to the effective date of termination:

1) Acceleration of 100% of the unvested Compensatory Warrant Awards, which will immediately vest and become exercisable. In exchange, Executive agrees to waive all rights to file any complaints or claims against L&L and its officers and directors; and
2) Reimbursement for COBRA benefits relating to the insurance coverage for a period of six (6) months, paid on the next regularly scheduled payroll date following such termination.

Good Reason shall mean: Employee's resignation of Employment within three (3) months after any of the following undertaken by L & L without Employee's written consent: (i) a

material diminution in Employee's base compensation, (ii) a material diminution in Employee's authority, duty or responsibilities, (iii) any change in Employee's title or reporting relationship, (iv) a material diminution in Employee's benefits, or (v) a Change in Control.

"Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to L & L that actually results in substantial and material damage to L & L or its subsidiaries after delivery of written notice of the negligence or misconduct and failing to cure such negligence or misconduct within thirty (30) days, (ii) a material and willful violation of any federal or state law in the course of Employee's services to L & L, (iii) commission of any act of fraud with respect to L & L, or (iv) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of L & L.

"Change in Control" shall mean the occurrence of any of the following: Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of L & L representing 50% or more of the total voting power represent by, or 50% or more of the fair value of, L & L's then outstanding voting power represented by, or 50% or more of the fair value of, L & L's then outstanding voting securities.

5. Confidentiality.

(a) "Proprietary Information" means all information disclosed and materials provided to Executive by or in connection with L & L Group, or developed by Executive as a result of employment with L & L, which information or materials are designated as confidential and/or proprietary at the time of disclosure or creation or should, based on their nature or the circumstances, reasonably be deemed confidential. Proprietary Information may include, without limitation, business plan; contracts and other commercial documents; customer information; sales, cost and other financial data; policies; prospects and future plans; and information and materials received from third parties that L & L is obligated to treat as confidential. "Proprietary Information" does not include information or material that the Executive can demonstrate by written evidence (i) was known to Executive before employment with L & L; (ii) was disclosed to Executive in good faith by a third party who lawfully possessed it and had the right to make such disclosure; or (iii) has become public knowledge through no disclosure by Executive.

(b) Executive shall hold Proprietary Information in the strictest confidence, comply with all of L & L's instructions for preserving its confidentiality, and use it only to further L & L's business.
Except as L & L may direct, Executive shall not directly or indirectly copy, disclose or use Proprietary Information. Executive's obligations pursuant to this Section shall remain in

effect with respect to particular information throughout Executive's employment with L & L and thereafter until the sooner of (a) three years from the date of termination of employment; or (b) when that information has been publicly disclosed by L & L.

(c) Executive shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, file or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of L & L or any Affiliated Companies without L & L's prior written approval.

NOTICE PURSUANT TO RCW 49.44.140(3)

PURSUANT TO RCW 49.44.140(3), PLEASE TAKE NOTICE SECTION 6 OF THIS AGREEMENT (REGARDING THE ASSIGNMENT OF CERTAIN INVENTIONS TO THE COMPANY) **DOES NOT APPLY** TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EMPLOYEE'S OWN TIME, UNLESS (A) THE INVENTION RELATES (I) DIRECTLY TO THE COMPANY'S BUSINESS, OR (II) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY EMPLOYEE FOR THE COMPANY.

6. Material Non-Public Information. Executive shall have access to material non-public information about the Company and its subsidiaries. Executive shall be subject to and comply with the Company's Stock Trading Policy, as amended from time to time.

7. Return of Documents and Property: At termination of employment, or earlier if L & L so requests, Executive shall promptly surrender to L & L, without retaining copies, or destroy, if so requested by L & L, all Proprietary Information and Company Property. Executive shall also return or destroy, if so requested by L & L, all files, correspondence, memoranda, computer software and printouts, work papers, files, client lists, and other L & L property in Executive's possession, or which Executive created in whole or part within the scope of employment, even if they do not contain Proprietary Information.

8. Injunctive Relief: Executive acknowledges that a breach by it of the covenants contained in Section 5 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company irreparable injury and damage. Executive further acknowledges that it possesses unique skills, knowledge and ability and that competition in violation of this Section 5 would be extremely detrimental to the Company. By reason thereof, each of the Company and Executive agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement or

otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Section 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies. In any legal action arising out of or relating to this Agreement, the substantially prevailing party shall be awarded attorneys' fees and costs incurred in resolving such dispute whether or not an action is brought or prosecuted to judgment, as allowed by law.

9. Assignment: L & L may assign rights and duties under this Agreement. The Executive may not assign the rights and duties under this Agreement. This Agreement shall bind Executive's heirs and personal representatives, and inure to the benefit of L & L and its successors and/or assigns.

10. Controlling Law/Forum: Washington law shall apply. For any claim arising under this Agreement, L & L and Executive consent to the non-exclusive jurisdiction of any state or federal court within Seattle, Washington, and waive any objection based on jurisdiction or venue, including forum non conveniens.

11. Authorization to Work: It is understood that because of federal regulations adopted in the Immigration Reform and Control Act of 1986, you are required to present documentation demonstrating that you have authorization to work in the United States.

12. Freedom To Contract/Former Employers. Executive warrants that he/she is under no disability or obligation to any other party, including former employers, that prevents Executive from entering into this Agreement.

13. Outside Business Activities. Your position at L&L should be your primary employment. All outside business activities should be secondary, and should be disclosed in writing to L&L and seeks acknowledgement from the CEO. In addition, you should maintain high ethical standards, act diligently, and avoid even the appearance of impropriety or conflict of interest.

14. Directors and Officers Insurance. L & L will use commercially reasonable efforts to continue to insure Employee under L & L's Directors and Officers liability insurance. In addition, L & L agrees to indemnify Employee in connection with his service as an officer of L & L.

15. Avoid Insider Trading. As L&L's CAO, you are deemed as an insider as defined by US security rules and regulations. Thus, preventive actions are to be taken to avoid insider trading between you and your friends and associates at all costs.

16. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address maintained in the records of the Company.

17. Miscellaneous. This Agreement is the entire agreement between the parties on its subject matters, and supersedes all prior and contemporaneous discussions and understandings. No waiver or modification of any term of this Agreement shall be effective unless in writing and signed by both parties. If any provision as written is deemed unlawful, overbroad or otherwise unenforceable, the parties submit to the construction which will give L & L the maximum protection which is reasonable and permissible under the circumstances (including, if necessary, a reduction in the time and/or geographic scope of nondisclosure and/or restrictive covenants), or if this is not possible, it shall be deemed severed. L & L's failure, delay or forbearance to insist on strict performance of any provision of this Agreement, or to exercise any right or remedy, shall not be construed as a waiver. L & L's waiver of any right or remedy in one or more instances shall not excuse Executive's later strict performance.

EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS THAT IT IMPOSES UPON EXECUTIVE WITHOUT RESERVATION. NO OTHER PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE EXECUTIVE TO SIGN THIS AGREEMENT. EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY AND FREELY.

Approved by: [signature], 9/8/2010
Chair, Compensation Committee

L & L ENERGY INC.	EMPLOYEE
By [signature] Date 9/8/2010	By [signature] Date 9/8/2010
Dickson Lee,	Paul Chiefy
Chairman and CEO	

L & L ENERGY, Inc.

L&L

EXHIBIT 1

Initial Benefits (subject to change at L & L's discretion)

Subject to applicable eligibility requirements and other restrictions, Executive may participate in L & L's group medieal, dental and vision plan. Details of these benefits are set out in the summary plan description booklet and Employee Handbook.

Executive will earn vacation time with pay during each calendar year of employment. Detail of this benefit is set out in the Employee Handbook.

130 Andover Park East, Suite 200, Seattle, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.llenergyinc.com

L & L ENERGY, Inc.

L&L

EXHIBIT II

Job Description

Title: Chief Accounting Officer

Location: Seattle, Washington

Job Type: Full-time

Ref Code: F10110

Description of the Position:

As a key member of the executive management team, the CAO will report to the CEO and assume a role responsible for Company's overall accounting management. The CAO will have primarily day-to-day responsibilities including but not limited to planning, implementing, managing and controlling and auditing related activities of the company. Specific responsibilities:

- Provide leadership in the development and evaluation of L&L's short and long term financial objectives.
- Direct and oversee all aspects of accounting functions to support the growth in revenue and profitability in China, the US and other areas
- Timely SEC filings
- Administer monthly financial close, consolidations, profit/sales analysis and internal reporting
- Direct ongoing improvement of financial processes and practices; including planning, budgeting, consolidation, forecasting and comparison analysis
- Advise management on the financial implications of business opportunities
- Ensure that effective internal controls are in compliance with GAAP and applicable federal, state, and local regulatory laws and the rules for financial and tax reporting.
- Ensure appropriate accounting policies and procedures consistency adopted throughout the Company.
- Review current capabilities of Peachtree accounting system and its capabilities to support future business growth of the company
- Work with IT managers to comply with Sarbanes Oxley internal controls.

- Implement and maintain appropriate systems to achieve efficiency, accuracy and control in the general ledger acct systems to ensure corporate compliance and governance
- Coordinate with outside auditors to ensure timely completion of both financial and internal control audits, required by Sarbanes-Oxley act section 404.
- Proper control of cash and Assets management.
- Support and interface with investor relation activities.
- Establish and maintain appropriate accounting policies for proper asset valuation and to prevent accounting impairment and write-offs.
- Oversee and improve monthly financial reports, support due diligence with future merger and acquisitions
- Additional responsibilities as assigned